UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________________________
FORM 8-K
__________________________________
 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 29, 2015
 __________________________________
INTERNATIONAL SPEEDWAY
CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
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Florida	000-02384	59-0709342
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Daytona Boulevard, Daytona Beach, Florida		32114
(Address of Principal Executive Offices)		(Zip Code)
(386) 254-2700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Items

Item 8.01	Other Items

On October 26, 2015, International Speedway Corporation (the “Company”), through its wholly-owned subsidiaries (the “Promoters”), entered into five year sanction agreements with NASCAR Event Management, Inc. (“NEM”), an affiliate of NASCAR, Inc. (“NASCAR”), for the promotion of the Company’s inventory of NASCAR Sprint Cup, Xfinity and Camping World Truck Series events (the “Sanction Agreements”).  In 2016, the Promoters will, collectively, conduct the following events:  21 NASCAR Sprint Cup Series events, 14 NASCAR Xfinity Series events, and 9 NASCAR Camping World Truck Series events.

Each Sanction Agreement is for a term of five years.  Other than the term, the terms of the Sanction Agreements are substantially similar to those entered into by the Promoters in previous years.  The Sanction Agreements contain annual increases of between three and four percent in media rights fees to be earned by the Promoters for each sanctioned event conducted, and provide for a specific percentage of media rights fees to be paid to competitors.  The Sanction Agreements also provide for annual increases in sanction fees and non-media rights related prize and point fund monies (to be paid by Promoters to competitors) of approximately four percent annually over the term of the Sanction Agreements.  The Sanction Agreements contain standard termination provisions that provide NASCAR with a termination right in the event of, among other things, a breach by a Promoter or a change in control of the Promoter.

NASCAR and NEM are controlled by members of the France Family Group which controls approximately 72.0% of the combined voting power of the outstanding stock of the Company, as of January 31, 2015, and some members of which serve as directors and officers of the Company.  The Company strives to ensure, and management believes that, the terms of the Sanction Agreements are no less favorable to the Company than could be obtained in arms-length negotiation.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION (Registrant)

Date:	October 29, 2015	By:	/s/ Brett M. Scharback
Brett M. Scharback
Vice President - Deputy General Counsel